Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-4 of our report dated April 3, 2025, relating to the consolidated financial statements of Profusa, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Marcum llp

San Francisco, CA

April 3, 2025